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Exhibit 10.37

FIRST AMENDMENT
TO THE
BANK OF NORTH GEORGIA
AMENDED AND RESTATED SALARY CONTINUATION AGREEMENT
DATED JUNE 1, 2005
FOR
KESSEL D. STELLING, JR.

THIS FIRST AMENDMENT is adopted this 10th day of September, 2007, effective as of January 1, 2005, by and between BANK OF NORTH GEORGIA (the “Company”), as successor-in-interest to Riverside Bank (“Riverside”), a state-chartered commercial bank located in Marietta, Georgia, and Kessel D. Stelling, Jr. (the “Executive”).
Riverside, as predecessor-in-interest to the Company, and the Executive executed the Amended and Restated Salary Continuation Agreement on June 1, 2005 effective as of January 1, 2003 (the “Agreement”).
The undersigned hereby amend the Agreement for the purpose of bringing the Agreement into compliance with Section 409A of the Internal Revenue Code. Therefore, the following changes shall be made:

Section 1.6 of the Agreement shall be deleted in its entirety and replaced by the following:

1.6
“Disability” means Executive: (1) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Company. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of the Social Security Administration's or the provider's determination.

Section 2.2.1 of the Agreement shall be deleted in its entirety and replaced by the following:

2.2.1
Amount of Benefit. The annual benefit under this Section 2.2 is the annual Early Retirement Benefit set forth on Schedule A, attached hereto, for the Plan Year ending immediately prior to the Early Termination Date.

Section 2.2.2 of the Agreement shall be deleted in its entirety and replaced by the following:

2.2.2
Payment of Benefit. The Company shall pay the annual Early Retirement Benefit to the Executive in fifteen (15) annual installments commencing on the first day of the month following Normal Retirement Age.

Section 2.3 of the Agreement shall be deleted in its entirety and replaced by the following:

2.3
Disability Benefit. If the Executive experiences a Disability prior to Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Article.

Section 2.3.1 of the Agreement shall be deleted in its entirely and replaced by the following:

2.3.1
Amount of Benefit. The benefit under this Section 2.3 is the Disability Benefit set forth on Schedule A attached hereto for the Plan Year ending immediately prior to the date that Disability occurs. (The Disability Benefit displayed on Schedule A is determined by vesting the Executive in 100% of the Accrual balance increased by adding interest at the Discount Rate, compounded monthly, to the Accrual Balance from the date that the Disability occurs until payment of the Disability Benefit under Section 2.3.2.)

The following Sections 2.6 and 2.7 shall be added to the Agreement immediately following Section 2.5:

2.6
Distributions Upon Income Inclusion Under Section 409A of the Code. Upon the inclusion of any amount into the Executive's income as a result of the failure of this non-qualified deferred compensation plan to comply with the requirements of Section 409A of the Code, to the extent such tax liability can be covered by the Executive's vested Accrual Balance, a distribution shall be made as soon as is administratively practicable following the discovery of the plan failure.

2.7	Change in Form or Timing of Distributions. All changes in the form or timing of distributions hereunder must comply with the following requirements. The changes:

(a)	may not accelerate the time or schedule of any distribution, except as provided in Section 409A of the Cede and the regulations thereunder;

(b)	must, for benefits distributable under Section 2.2, 2.3 and 2.4, be made at least twelve (12) months prior to the first scheduled distribution;

(c)
must, for benefits distributable under Sections 2.1, 2.2, 2.3 and 2.4, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(d)	must take effect not less than twelve (12) months after the election is made.

Article 7 of the Agreement shall be deleted in its entirety and replaced by the following:

Article 7
Amendments and Termination

7.1
Amendments. This Agreement may be amended only by a written agreement signed by the Company and the Executive. However, the Company may unilaterally amend this Agreement to conform with written directives to the Company from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation Section 409A of the Code and any and all Treasury regulations and guidance promulgated thereunder.

7.2
Plan Termination Generally. The Company may unilaterally terminate this Agreement at any time. Except as provided in Section 7.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.

7.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 7.2, if the Company terminates this Agreement in the following circumstances:

(a)
Within thirty (30) days before, or twelve (12) months after a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company as described in Section 409A(a)(2)(A)(v) of the. Code, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Company's arrangements which are substantially similar to the Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b)
Upon the Company's dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Executive's gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)
Upon the Company's termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulations Section 1.409A-1(c) if the Executive participated in such arrangements (“Similar Arrangements”), provided that (i the termination and liquidation does not occur proximate to a downturn in the financial health of the Company, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Company does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Agreement;

the Company may distribute the vested Accrual Balance, determined as of the date of the termination of the Agreement, to the Executive in a lump sum subject to the above terms.
Section 9.10 of the Agreement shall be deleted in its entirety and replaced by the following:

9.10
Alternative Action. In the event it shall become impossible for the Company or the Plan Administrator to perform any act required by the Agreement, the Company or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Company. Any alternative acts shall be restricted to actions which do not violate Section 409A of the Code.

The following Sections 9.15 and 9.16 shall be added to the Agreement immediately following Section 9.14:

9.15
Compliance with Section 409A. This Agreement shall at all times be administered and the provisions of this Agreement shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the Effective Date of this Agreement.

9.16
Rescission. Any modification to the terms of this Agreement that would inadvertently result in an additional tax liability nit the part of the Executive, shall have no effect provided the change in the terms of the plan is rescinded by the earlier of a date before the right is exercised (if the change grants a discretionary right), and the last day of the calendar year during which such change occurred.

The existing Schedule A of the Agreement shall, be deleted in its entirety and shall be replaced by new Schedule A attached hereto.
IN WITNESS OF THE ABOVE, the Executive and the Company hereby consent to this First Amendment.

Executive:	Bank of North Georgia

/s/ Kessel D. Stelling, Jr._______________	/s/ Donald D. Howard__________________

Kessel D. Stelling, Jr.	Title: Chairman_______________________